Exhibit 99.1

GBS Inc. Announces Executive Leadership Changes to Accelerate Product Development and Manufacturing

New York, New York November 1, 2021 GBS Inc. (Nasdaq: GBS), a life sciences company developing non-invasive, real-time diagnostic testing for patients and their primary health practitioners at point-of-care, today announced changes to its executive leadership team as the Company advances into a new phase focused on product development and planned manufacturing.

In order to bolster the Company’s existing management capabilities, the Board is implementing a number of leadership and management changes. To lead the Company into this new phase, the Board has appointed Professor Steven Boyages, PhD, the Chairman of the Board, to the position of Interim Chief Executive Officer, effective October 29, 2021. Professor Boyages is an endocrinologist with extensive experience in research and clinical science, as well as being a seasoned healthcare executive leading complex, large organizations across the healthcare industry. Furthermore, he is a Clinical Professor of the Sydney Medical School at The University of Sydney. The Board is initiating a search process with a leading executive search firm to identify a permanent CEO.

Additionally, the Board announced that Harry Simeonidis, will continue to serve GBS now as President Asia Pacific, Sales & Marketing. In this role Mr. Simeonidis will facilitate the Company’s continued focus on the APAC markets drawing on his vast experience and skill developed over his 25 years tenure in the region. Mr. Simeonidis will facilitate a smooth transition in his new role and remain supportive of Professor Boyages as a new CEO search gets underway.

“I am honored to take on the role of interim CEO during this important time of development for the Company,” said Steven Boyages Chief Executive Officer of GBS. “With the support of the executive team and the continued guidance of the Company’s Board, I believe we are very well positioned for to put our non-invasive, real-time diagnostic testing in the hands of patients”

About Steven Boyages, PhD

A practicing clinician in endocrinology with more than 30 years’ experience in medicine, including multiple executive positions, Dr. Steven Boyages serves as Chairman of the Board of GBS Inc.

Dr. Boyages previously held the position of Chief Executive of the Sydney West Area Health Service (SWAHS), which is now known as Western Sydney Local Health District. Covering a population of 1.2 million people, SWAHS employed more than 15,000 staff and had a gross operating budget of $2 billion (AUD), managing $1.6 billion (AUD) worth of assets. Dr. Boyages has also served as Medical Director for eHealth New South Wales, and was the foundation Chief Executive of the Clinical Education and Training Institute (CETI) New South Wales (NSW), Australia, set up to ensure the development and the delivery of clinical education and training across the NSW public health system. Previous to this, Dr. Boyages was the Director of Diabetes and Endocrinology at Westmead Hospital, from 1990 to 1999. During this time, Dr. Boyages’ major achievements were to define the pathophysiology of thyroid hormone deficiency on brain development secondary to iodine deficiency; to develop prevention strategies in iodine deficient communities in China, India, Indonesia and Northern Italy; to define the impact of growth hormone excess and deficiency in adults and to develop innovative population health models of care for people with diabetes. Dr. Boyages continues an active research career in a range of fields, but mostly in the pursuit of better models of chronic disease prevention and management.

Following this position, Dr. Boyages was the foundation director of the Centre for Research and Clinical Policy in NSW Health in 1999, during which he established the Priority Health Programs (receiving $15 million (AUD) in funding per annum), doubled the Research Infrastructure Grants Program, established the Quality Branch of NSW Health and was appointed as Clinical Advisor to the Director General to implement the Government Action Plan for Health Reform. Additionally, Dr. Boyages was instrumental in establishing and securing funding for the NSW biotechnology strategy, BioFirst, a $150 (AUD) million investment.

About GBS Inc.

GBS Inc. is a life sciences company developing non-invasive, real-time monitoring and diagnostic tests for patients and their primary health practitioners. With the world-first Biosensor Platform, GBS Inc. is developing and launching diagnostic tests urgently needed to help people living with diabetes.

For more information, please visit www.gbs.inc or follow GBS Inc. on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, GBS Inc.’s ability to develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although GBS, Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. GBS Inc. has attempted to identify forward-looking statements by terminology including ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘potential,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ ‘‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in the Company’s public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

Tim McCarthy

LifeSci Advisors, LLC

Tim@LifeSciAdvisors.com